Exhibit (h)(4)

AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT, dated as of December 15, 2004, is made and entered into by and between Access One Trust, a Delaware statutory trust (the “Trust”) and ProFund Advisors LLC, a Maryland limited liability company (the “Manager”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“shares”) in separate series with each series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (each referred to hereinafter as a “Fund” and collectively as the “Funds”); and

WHEREAS, the Trust desires to engage the Manager to provide certain services to the Trust on behalf of the Funds; and

WHEREAS, the Manager is willing, in accordance with the terms and conditions hereof to provide such services to the Trust on behalf of the Funds;

NOW THEREFORE, in consideration of the mutual agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. APPOINTMENT AND DUTIES OF MANAGER

(a) The Trust hereby employs the Manager to act as manager of the Funds and to perform the services set forth in this Agreement, subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement. The Manager hereby accepts such employment, and undertakes to pay the salaries and expense of all personnel of the Manager who perform services relating to the services it performs hereunder. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b) Notwithstanding the foregoing, the Manager shall not be deemed to have assumed any duties hereunder with respect to, and shall not, by the execution of this Agreement be responsible for, the management of the Funds’ assets or the rendering of investment advice and supervision with respect thereto, or the distribution of shares of the Funds, nor shall the Manager be deemed to have assumed any responsibility hereunder with respect to functions specifically assumed by any administrator, transfer agent, custodian or shareholder servicing agent of the Trust or the Funds.

(c) Without limiting the generality of the foregoing, the Manager shall provide the services set forth in Schedule B hereto.

(d) In carrying out its responsibilities under this Agreement, the Manager shall at all times act in accordance with the investment objectives, policies and restrictions applicable to the Funds as set forth in the Trust’s then-current registration statement, applicable provisions of the 1940 Act and the rules and regulations promulgated thereunder and other applicable federal securities laws.

(e) The Manager shall render regular reports to the Trust as requested by the Board of Trustees, and will, at the reasonable request of the Board, attend meetings of the Board or its validly constituted committees, and will make its officers and employees available to meet with the officers and employees of the Trust to discuss its duties hereunder.

2. EXPENSES AND COMPENSATION

a) Allocation of Expenses

The Manager shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist in performing its obligations under this Agreement and provide all services, equipment, facilities and personnel necessary to perform its obligations under this Agreement; provided, however, that the Trust shall be responsible for all expenses incurred by the Manager in connection with owning, maintaining and operating telephone lines, data lines and similar communication facilities, to the extent that such lines and facilities are used by the Manager to provide any of the services specified on Schedule B hereto, as amended from time to time.

In addition to those expenses described above, the Trust shall be responsible for all its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Administrator or the Manager or any of their affiliates; such compensation of the Compliance Staff as may be agreed to from time to time by the Board of Trustees of the Trust; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including for keeping books and accounts and calculating the net asset value of shares of each Fund, transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, selling, redeeming, registering and qualifying for sale the Trust’s shares of beneficial interest; expenses of preparing and printing share certificates (if any), prospectuses, shareholders’ reports, notices, proxy statements and reports to regulatory agencies; the cost of office supplies; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses.

b) Compensation

For its services under this Agreement, Manager shall be entitled to receive a fee calculated at the applicable annual rate set forth on Schedule A hereto with respect to the average daily net asset value of each Fund, payable monthly. For the purpose of accruing compensation, the net asset value of the Funds will be determined in the manner provided in the then-current Prospectus of the Trust.

3. LIABILITY OF MANAGER

Neither the Manager nor its officers, directors, employees, agents or controlling person (“Associated Person”) of the Manager shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Manager or such Associated Persons in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

4. LIABILITY OF THE TRUST AND FUNDS

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and it has been signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

With respect to any obligation of the Trust on behalf of any Fund arising hereunder, the Manager shall look for payment or satisfaction of such obligations solely to the assets and property of the Fund to which such obligation relates as though the Trust had separately contracted with the Manager by separate written instrument with respect to each Fund.

5. DURATION AND TERMINATION OF THIS AGREEMENT

(a) Duration. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for successive periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually by the Trustees of the Trust by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) Amendment. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Manager and the Trust.

(c) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Manager, in each case on sixty (60) days’ prior written notice to the other party. Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Manager on behalf of the Trust at the time of such termination. The Manager shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps. In addition, this Agreement may be terminated with respect to one or more Funds without affecting the rights, duties or obligations of any of the other Funds.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

(e) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding that such action has not been approved by any other Fund.

6. SERVICES NOT EXCLUSIVE.

The services of the Manager to the Trust hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

7. MISCELLANEOUS

(a) Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not be thereby affected.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of Maryland.

ProFund Advisors LLC, a Maryland limited liability company

ATTEST:	/s/ Stephenie E. Adams	By:	/s/ Michael L. Sapir
Michael L. Sapir
Chief Executive Officer

Access One Trust, a Delaware statutory trust

ATTEST:	/s/ Stephenie E. Adams	By:	/s/ Louis M. Mayberg
Louis M. Mayberg
President

Adopted:

December 15, 2004

Amended:

March 10, 2005

September 21, 2005

May 1, 2008

SCHEDULE A

MANAGEMENT SERVICES AGREEMENT

BETWEEN ACCESS ONE TRUST AND PROFUND ADVISORS LLC

AS OF MAY 1, 2008

Compensation
Public Funds:

Access Flex High Yield Fund	0.15%
Access Flex Bear High Yield Fund	0.15%
Access Commodity Fund	0.15%
Access Bear Commodity Fund	0.15%

Variable Insurance Funds:

Access VP High Yield Fund	0.10%
Access VP Bear High Yield Fund	0.10%

PROFUND ADVISORS LLC a Maryland limited liability company		ACCESS ONE TRUST a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Louis M. Mayberg
	Michael L. Sapir		Louis M. Mayberg
	Chief Executive Officer		President

SCHEDULE B

MANAGEMENT SERVICES

Manager shall provide the following management services:

1.

Manager shall provide recommendations to the Trust’s Board of Trustees (the “Board”) with respect to the selection of third-party service providers (“Service Providers”), and, at the direction of the Board, shall thereafter:

(a)	Negotiate, coordinate and implement the Trust’s contractual obligations with such Service Providers;

(b)	Monitor, oversee and review the performance of such Service Providers to ensure adherence to applicable contractual obligations; and

(c)	Prepare or coordinate reports and presentations to the Board with respect to such Service Providers as requested or as deemed appropriate.

2.

In recognition of the fact that the Trust’s Transfer Agent interfaces solely with direct shareholders of the Trust, and that the Transfer Agent has no obligation to provide information and/or services to financial intermediaries (including registered investment advisors and other securities professionals, collectively “Financial Intermediaries”) that have discretionary authority over Trust shareholder accounts, Manager shall:

(a)	Provide telephone support to Financial Intermediaries from 8 a.m. to 9 p.m. ET;

(b)	Answer investment related questions received from Financial Intermediaries and their clients who are Fund shareholders;

(c)	Process and verify telephone transactions received from Financial Intermediaries;

(d)	Research and resolve Financial Intermediary account documentation issues;

(e)	Handle correspondence received from Financial Intermediaries;

(f)	Mail literature requests to Financial Intermediaries;

(g)	Assist Financial Intermediaries with tax form questions;

(h)	Assist Financial Intermediaries with establishing shareholder accounts with the transfer agent;

(i)	Advise Financial Intermediaries of procedures for changing account options;

(j)	Provide, negotiate and implement fee agreements and shareholder servicing agreements with Financial Intermediaries;

(k)	Provide voice mail for weekend and after business hours; and

(l)	Engage in any other activities with respect to Financial Intermediaries as the parties may agree from time to time.

3.

It is intended that the assets of the Access Money Market Fund will be invested in a portfolio (the “Portfolio”) having substantially the same investment objective, policies and restrictions as the Access Money Market Fund. In addition to its duties hereunder, with respect to the Access Money Market Fund, the Manager shall perform the following services:

(a)	Monitor the performance of the Portfolio.

(b)	Coordinate the relationship of the Access Money Market Fund with the Portfolio.

(c)	Communicate with the Board of Trustees of the Access Money Market Fund regarding the performance of the Portfolio and the Access Money Market Fund.

(d)	Furnish reports regarding the Portfolio as reasonably requested from time-to-time by the Trust’s Board of Trustees.

(e)	Perform such other necessary and desirable services regarding the “Master Feeder” structure of the Access Money Market Fund as the Trustees may reasonably request from time to time.

4.	Make available employees of Manager to serve as officers and Trustees of the Trust, and pay the salaries and expenses of all such officers and Trustees.

5.	Perform such other services incident to the Trust’s business as the parties may agree from time to time.